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                       DNB Financial Corporation Announces
                              Stock Buyback Program


     (July 26, 2001 -- Downingtown, PA) The Board of Directors of DNB Financial Corporation, parent of the Downingtown National Bank, today authorized the buyback of up to 175,000 shares of its Common Stock over an indefinite period. The buyback, if fully completed, would reduce the number of outstanding shares by approximately 10%.

     The repurchase will be conducted through open market or privately negotiated transactions. Shares purchased in the program will be held as treasury stock. "This share repurchase is an appropriate capital management tool to be used at this time and further supports our efforts to increase shareholder value," said Henry F. Thorne, President and CEO. "It is also a reflection of our confidence in the Company's future. We believe our shares represent an attractive investment for the company, especially at their current market valuation," added Thorne.

     Downingtown National Bank is a commercial bank with $368 million in assets and nine full service offices. In addition, DNB Advisors provides wealth management and trust services to individuals and businesses throughout Chester County.

     Statements contained in this press release that are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in the Company's filings with the Securities and Exchange Commission, but may include a wide variety of factors affecting the Company's performance and stock price, including future decisions by management that may differ from decisions or predictions to date. For example, the Company may decide not to implement share repurchases for a period of time, or may not buy back the entire number of shares authorized to be repurchased.